Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rumble Inc., of our report dated March 27, 2024, relating to the consolidated financial statements of Rumble Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

April 15, 2024